CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 15 to Registration Statement No. 333-13593 relating to the financial statements and financial highlights of Kalmar Pooled Investment Trust, including Kalmar "Growth-with-Value" Small Cap Fund, appearing in the Annual Report on Form N-CSR of Kalmar Pooled Investment Trust for the year ended December 31, 2008 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
April 24, 2009